EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bluerock Enhanced Multifamily Trust, Inc.

We consent to the use of our report dated March 31, 2010, in Supplement No. 4 to the Prospectus related to the Registration Statement (Form S-11 No. 333-153135) of Bluerock Enhanced Multifamily Trust, Inc. relating to the consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and to the reference to our firm under the heading “Experts” for the year ended December 31, 2009.

/s/ Freedman & Goldberg, CPAs, PC

Farmington Hills, MI
April 15, 2011